As filed with the Securities and Exchange Commission on February 4, 2025
Registration No. 333-251643
Registration No. 333-276105

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-251643
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-276105
UNDER THE SECURITIES ACT OF 1933
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ADAMS RESOURCES & ENERGY, INC.
(Exact name of registrant as specified in its charter)
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Delaware	74-1753147
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
Wortham Tower Building, 2727 Allen Parkway, 9th Floor
Houston, Texas 77019
(713) 881-3600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
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Kevin J. Roycraft
Chief Executive Officer
Adams Resources & Energy, Inc.
Wortham Tower Building, 2727 Allen Parkway, 9th Floor
Houston, Texas 77019
(713) 881-3600
(Name, address, including zip code, and telephone number, including area code, of agent for service)
with copies to:
Jonathan B. Newton
Robert J. Leclerc
King & Spalding LLP
1100 Louisiana, Suite 4100
Houston, TX 77002
(713) 751-3200
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Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the registration statements.
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If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I. D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☑
Non-accelerated filer	☐	Smaller reporting company	☑
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-3 (collectively, the “Registration Statements”) of Adams Resources & Energy, Inc. (the “Company”), which were previously filed with the U.S. Securities and Exchange Commission (the “SEC”), and are being filed by the Company to deregister any and all securities that remain unsold under the Registration Statements as of the date hereof:

•File No. 333-251643, initially filed with the SEC on December 23, 2020, registering the offer and sale of up to $60,000,000 of the Company’s common stock, par value $0.10 per share; and
•File No. 333-276105, initially filed with the SEC on December 18, 2023, registering the offer and sale of up to $60,000,000 of the Company’s common stock, par value $0.10 per share.

On November 11, 2024, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Tres Energy LLC, a Texas limited liability company (“Parent”), and ARE Acquisition Corporation, a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub”). The Agreement contemplated that Merger Sub would merge with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent (the “Merger”). As permitted under Section 11.06(b) of the Merger Agreement, Parent assigned its rights and obligations under the Merger Agreement to ARE Equity Corporation, a Texas corporation and an affiliate of Parent, and in connection with such assignment Merger Sub became a wholly owned subsidiary of ARE Equity Corporation. The Merger became effective as of February 4, 2025 (the “Effective Date”) as a result of the filing of a Certificate of Merger with the Secretary of State of the State of Delaware.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration by means of a post–effective amendment any securities registered under the Registration Statements which remain unsold at the termination of the offering, the Company hereby removes from registration any securities registered under the Registration Statements which remained unsold as of the Effective Date, if any. After giving effect to these Post-Effective Amendments, there will be no remaining securities registered by the Company pursuant to the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on February 4, 2025.

ADAMS RESOURCES & ENERGY, INC.

By:	/s/ Kevin J. Roycraft
Kevin J. Roycraft
Chief Executive Officer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.

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